Exhibit 99.1

NEWS

5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Thursday, August 26, 2004	TRADED: NASDAQ/NMS

Tech Data Reports Fiscal 2005 Second-Quarter Results

CLEARWATER, FL. — Tech Data Corporation, a leading provider of IT products and logistics management services, today announced results for the second quarter ended July 31, 2004.

Second-Quarter Results At A Glance

• Net Sales	$4.6 billion

• Net Income	$30.7 million

• Diluted EPS	$.52 per share

Net sales for the second quarter ended July 31, 2004, were $4.6 billion, an increase of 9.6 percent from $4.2 billion in the second quarter of fiscal 2004 and a decrease of 5.0 percent from the first quarter of the current fiscal year. On a regional basis, net sales in Europe increased 14.9 percent (9.1 percent on a local currency basis) and in the Americas increased 3.8 percent over the second quarter of fiscal 2004. Net sales in Europe decreased 9.4 percent (8.3 percent on a local currency basis), and in the Americas increased .8 percent compared to the first quarter of the current fiscal year.

Operating income for the second quarter was $49.9 million, or 1.09 percent of sales, an increase from $27.3 million, or .65 percent of sales, in the second quarter of fiscal 2004. On a regional basis, second-quarter operating income in Europe was .66 percent of sales compared to .18 percent of sales in the second quarter of fiscal 2004, and in the Americas was 1.62 percent of sales compared to 1.17 percent of sales in the second quarter of fiscal 2004. Results for the second quarter of fiscal 2004 include a special charge of $3.1 million related to the closure of the company’s U.S. education business.

Net income for the second quarter ended July 31, 2004, totaled $30.7 million, or $.52 per diluted share, compared to $17.2 million, or $.30 per diluted share, in the second quarter of fiscal 2004.

“Our worldwide team did a great job in the second quarter, achieving the high end of our revenue and net income plan for the period,” commented Steven A. Raymund, Tech Data’s Chairman and Chief Executive Officer. “In addition to dramatically improving our year-over-year operating results, we generated strong cash flow and concluded the quarter with a debt-to-capital ratio that ranks among the best in company history. Tech Data is well-positioned for the second half of our fiscal year and poised to capitalize on industry growth opportunities.”

Tech Data Reports Second-Quarter Results August 26, 2004	Page 2 of 5

Financial Highlights

•	Net sales in Europe during the second quarter were $2.5 billion or 55 percent of worldwide sales, while sales in the Americas totaled $2.1 billion or 45 percent of worldwide sales.

•	Gross margin for the second quarter was 5.84 percent of sales, an increase from 5.68 percent of sales in the second quarter of fiscal 2004. The year-over-year increase in gross margin is primarily the result of the impact of Emerging Issues Task Force Issue No. 02-16 (EITF 02-16) “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” offset in part by declines in gross margin due to the competitive pricing environment. As a result of EITF 02-16, the company recorded an additional $12.8 million of vendor consideration as a reduction of cost of goods sold in the second quarter of fiscal 2005 compared to the second quarter of fiscal 2004.

•	Second-quarter selling, general and administrative expenses (SG&A) were $217.7 million or 4.75 percent of sales, an increase from $207.1 million or 4.96 percent of sales in the second quarter of fiscal 2004. The increase in SG&A over the second quarter of fiscal 2004 is primarily the result of an additional $10.8 million reclassified due to EITF 02-16 and the impact of a stronger Euro. Excluding these factors, SG&A expense declined as a result of worldwide cost-saving initiatives and improvements in productivity.

•	Second-quarter SG&A includes approximately $5.4 million related to the harmonization and upgrade of the company’s European systems.

•	The worldwide effective income tax rate for the second quarter ended July 31, 2004, was 30 percent.

•	Cash flow from operations during the second quarter was $230.2 million.

•	Total debt to total capital was 18 percent at July 31, 2004, compared to 24 percent at April 30, 2004, and 28 percent at July 31, 2003.

Six-month Results

Net sales for the six-month period ended July 31, 2004, were $9.4 billion, an increase of 16.2 percent from $8.1 billion in the six-month period ended July 31, 2003. On a regional basis, net sales in Europe represented 56 percent of sales, and increased 24.9 percent (14.2 percent on a local currency basis) to $5.3 billion from $4.2 billion for the six-month period ended July 31, 2004. Net sales in the Americas represented 44 percent of sales and increased 6.6 percent to $4.1 billion from $3.9 billion in the prior-year period. The results for the six-month period ended July 31, 2003, include four months of results of operations from the company’s Azlan Group Limited (Azlan), which was acquired on March 31, 2003.

Tech Data Reports Second-Quarter Results August 26, 2004	Page 3 of 5

Gross margin for the six-month period was 5.77 percent, up from 5.49 percent in the prior-year comparable period. The increase in gross margin is primarily the result of the reclassification due to EITF 02-16 and the impact of the company’s Azlan operations, offset by declines in gross margin due to the competitive pricing environment.

Operating income for the six-month period ended July 31, 2004, was $103.6 million, or 1.10 percent of sales, compared with $62.6 million, or .77 percent of sales, in the prior year.

Net income for the six-month period ended July 31, 2004, was $65.3 million, or $1.11 per diluted share, compared with $38.7 million, or $.68 per diluted share, in the prior year.

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the third quarter ending October 31, 2004, excluding any restructuring or other special charges that may be incurred, is as follows:

•	Net sales are expected to be in the range of $4.65 billion to $4.8 billion.

•	Net income is expected to be in the range of $30.5 million to $33.5 million.

•	Diluted earnings per share are expected to be in the range of $.52 to $.57.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the general economy including the length and severity of the current economic downturn; the inability to obtain required capital; potential adverse effects of acquisitions; fluctuations in interest rates, foreign currency exchange rates and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; acts of war or terrorism; exposure to natural disasters; potential impact of labor strikes; volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of August 26, 2004. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Tech Data Reports Second-Quarter Results August 26, 2004	Page 4 of 5

Webcast Details

Tech Data will be discussing its second-quarter results along with its outlook for the third-quarter on a conference call today at 4:30 p.m. (EDT). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until 5:30 p.m. (EDT) on Thursday, September 2, 2004.

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 111th on the FORTUNE 500, the company and its subsidiaries serve more than 90,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes pre- and post-sale training and technical support, financing options and configuration services as well as a full range of electronic commerce solutions. The company generated sales of $17.4 billion for the fiscal year ended January 31, 2004.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeffery.Howells@techdata.com)

or

Charles V. Dannewitz, Senior Vice President and Treasurer

727-532-8028 (Chuck.Dannewitz@techdata.com)

Tech Data Reports Second-Quarter Results August 26, 2004	Page 5 of 5

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended July 31,		Six months ended July 31,
	2004	2003	2004	2003
Net sales	$4,578,835	$4,178,751	$9,401,127	$8,092,608
Cost of products sold	4,311,210	3,941,333	8,858,310	7,648,030

Gross profit	267,625	237,418	542,817	444,578
Selling, general and administrative expenses	217,739	207,090	439,253	378,947

Operating income before special charges	49,886	30,328	103,564	65,631
Special charges	—	3,065	—	3,065

Operating income after special charges	49,886	27,263	103,564	62,566
Interest expense, net	5,268	3,438	10,906	7,320
Net foreign currency exchange (gain)/loss	797	(611)	(682)	(854)

Income before income taxes	43,821	24,436	93,340	56,100
Provision for income taxes	13,147	7,266	28,002	17,393

Net income	$30,674	$17,170	$65,338	$38,707

Diluted earnings per share	$.52	$.30	$1.11	$.68

Diluted weighted average shares outstanding	59,003	57,123	58,984	56,951

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	July 31, 2004	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$178,720	$108,801
Accounts receivable, net	1,974,627	2,111,384
Inventories	1,231,650	1,330,081
Prepaid and other assets	128,104	130,038

Total current assets	3,513,101	3,680,304
Property and equipment, net	139,418	157,054
Excess of cost over fair value of acquired net assets, net	135,593	141,238
Other assets, net	181,638	189,290

Total assets	$3,969,750	$4,167,886

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$46,063	$80,221
Accounts payable	1,471,397	1,646,125
Accrued expenses	412,766	428,526

Total current liabilities	1,930,226	2,154,872
Long-term debt	306,723	307,934
Other long-term liabilities	46,459	46,591

Total liabilities	2,283,408	2,509,397

Total shareholders’ equity	1,686,342	1,658,489

Total liabilities and shareholders’ equity	$3,969,750	$4,167,886